IDAHO POWER COMPANY
                       CONSOLIDATED FINANCIAL INFORMATION

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
                                                                                     Twelve Months Ended
                                               Twelve Months Ended December 31,           March 31,
                                                    (Thousands of Dollars)               (Unaudited)
                                         1989      1990      1991      1992      1993        1994
Computation of Ratio of Earnings to
 Fixed Charges:
  Consolidated net income             $ 84,737  $ 69,241  $ 57,872 $ 59,990  $ 84,464    $ 81,377

Income taxes:
  Income taxes (includes amounts
   charged to other income and
   deductions)                          45,336    26,418    24,321   24,601    38,057      36,905
  Investment tax credit adjustment      (3,295)   (3,184)   (3,177)  (1,439)   (1,583)     (1,635)

     Total income taxes                 42,041    23,234    21,144   23,162    36,474      35,270

Income before income taxes             126,778    92,475    79,016   83,152   120,938     116,647

Fixed Charges:
  Interest on long-term debt            49,629    50,119    54,370   53,408    53,706      52,889
  Amortization of debt discount,
   expense and premium - net               238       309       374      392       507         547
  Interest on short-term bank loans      2,200     1,027       935      647       220         227
  Other interest                         3,164     2,259     3,297    1,011     2,023       2,387
  Interest portion of rentals              757       902       884      683     1,077         829

     Total fixed charges                55,988    54,616    59,860   56,141    57,533      56,879

  Preferred dividends requirements       6,374     5,685     6,663    7,611     8,547       9,211

     Total fixed charges and
      preferred dividends               62,362    60,301    66,523   63,752    66,080      66,090

Earnings - as defined                 $182,766  $147,091  $138,876 $139,293  $178,471    $173,526

Ratio of earnings to fixed charges
 preferred dividends                     2.93X     2.44X     2.09X    2.18X     2.70X       2.63X